UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2012

APPLE REIT SEVEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-52585	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Financial Advisor

          Apple REIT Seven, Inc. (the “Company”) announced today that Merrill Lynch, Pierce, Fenner & Smith Incorporated has been retained as exclusive financial advisor to the special committee of the board of directors of the Company to assist the committee in its previously announced evaluation of a potential consolidation transaction in which the Company, Apple REIT Six, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. would be combined, which consolidation transaction could also include a listing of the stock of the combined enterprise for trading on a national exchange at the time of such combination or at a future date.

          The Company has not made a decision to pursue any particular transaction, and there can be no assurance that the evaluation of a potential consolidation transaction will result in such transaction being accomplished, or that the potential consolidation transaction or any other strategic alternative will be pursued. The Company has not set a timetable for completion of the evaluation process. The Company does not expect to comment further unless and until its board of directors has approved a specific transaction, or it otherwise deems further disclosure is appropriate or required by law.

Unit Redemption Program

          Also today, the Company announced that, during 2012, it plans to redeem under its Unit Redemption Program approximately 2% of weighted average outstanding units for the 12 month period prior to any redemption. The lower percentage for 2012 reflects anticipated proceeds under the Company’s Dividend Reinvestment Program (DRIP), which is the intended source of funding for the Unit Redemption Program. Since requests for redemptions continue to exceed the planned redemptions, the Company will continue to make redemptions on a pro-rata basis as outlined in the Unit Redemption Program. The Board of Directors, in its sole discretion, may choose to suspend or terminate the Unit Redemption Program or to reduce the number of Units purchased under the Unit Redemption Program if it determines the funds otherwise available to fund the Unit Redemption Program are needed for other purposes.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight, Chief Executive Officer

January 11, 2012